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                                                                    EXHIBIT 10.3

                             Manpower France S.A.S.
                             719, rue Jacques Bingen
                                   75017 Paris
                                     France

                                   May 8, 2003

Mr. Jean-Pierre Lemonnier:

         Manpower France S.A.S. ("the Company") and its sole shareholder, Manpower Inc. ("Manpower"), desire to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Company. Accordingly, as an inducement for you to continue your service to the Company, we have agreed as provided below.

         You were an employee of the Company, as Directeur des Operations, until your recent appointment as President of the Executive Board of the Company. In accordance with French law, your status as an employee of the Company has been suspended for the period during which you execute your duties in your new role as a legal representative of the Company.

1.       Definitions. For purposes of this letter:

         (a) Cause. Termination by the Company of your service with the Company for "Cause" will mean termination upon (i) your repeated failure to perform your duties with the Company in a competent, diligent and satisfactory manner as determined by the Chief Executive Officer of Manpower in his reasonable judgment, (ii) insubordination, (iii) your commission of any material act of dishonesty or disloyalty involving the Company, (iv) your chronic absence from work other than by reason of a serious health condition, (v) your commission of a crime which substantially relates to the circumstances of your position with the Company or which has material adverse effect on the Company, or (vi) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company. For purposes of this Subsection 1(a), no act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith.

         (b) Change of Control. A "Change of Control" will mean the first to occur of the following:

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                  (i)      the acquisition (other than from Manpower), by any
                           Person (as defined in Sections 13(d)(3) and 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of Manpower or voting securities representing more than 50% of the combined voting power of Manpower's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of Manpower (A) by Manpower, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Manpower or any of its subsidiaries or
                           (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were Manpower's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of Manpower's then outstanding common stock or then outstanding voting securities, as the case may be; or

                  (ii) the consummation of any merger or consolidation of Manpower with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were Manpower's shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Manpower's then outstanding common stock or then outstanding voting securities, as the case may be; or

                  (iii) the consummation of any liquidation or dissolution of Manpower or a sale or other disposition of all or substantially all of the assets of Manpower; or

                  (iv) individuals who, as of the date of this letter, constitute the Board of Directors of Manpower (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of Manpower, was approved by at least a majority of the directors then

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                           comprising the Incumbent Board shall be, for purposes
                           of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

                  (v) whether or not conditioned on shareholder approval, the issuance by Manpower of common stock of Manpower representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of Manpower entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to Manpower, or, if there is no such successor, whereby Manpower is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this definition, shall thereafter be referred to as Manpower.

         (c) Good Reason. "Good Reason" will mean, without your consent, the occurrence of any one or more of the following during the
                  Term:

                  (i) a reduction in the duties assigned to you that is material based on your overall responsibilities and authority (ignoring incidental duties) prior to and after such reduction in duties, provided you object to such reduction in duties by written notice to the Chief Executive Officer of Manpower within twenty business days after it is made and such reduction is not cured, if necessary, within ten business days after such notice is given;

                  (ii) any material breach of this agreement by the Company or of any obligation of the Company for the payment or provision of compensation or other benefits to you which remains uncured ten business days after you give written notice to the Chief Executive Officer of Manpower which specifies the breach;

                  (iii) any reduction in your base salary as in effect from time to time or a failure by the Company to provide an arrangement for you for any fiscal year of the Company giving you the opportunity to earn an incentive bonus for such year; or

                  (iv) any reduction in the amount of the annual bonus received by you for a given fiscal year (calculated on a prorated basis for partial years) within two years after the occurrence of a Change of Control, as compared to the amount of the annual bonus received by you (prorated for comparison to partial years) for either of the two fiscal years of the Company

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                           immediately preceding the fiscal year in which a
                           Change of Control occurred, unless the bonus for such given fiscal year is based on criteria to which you have agreed.

                  Your continued service or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder except as otherwise provided.

         (d) Notice of Termination. Any termination of your service by the Company, or termination by you for Good Reason during the Term will be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your service under the provision so indicated.

         (e) Date of Termination. "Date of Termination" will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Company.

         (f) Protected Period. The "Protected Period" shall be a period of time determined in accordance with the following:

                  (i) if a Change in Control is triggered by an acquisition of shares of common stock of Manpower pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change in Control;

                  (ii) if a Change in Control is triggered by a merger or consolidation of Manpower with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change in Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change in Control; and

                  (iii) in the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six months prior to the Change in Control and shall continue through and including the date of the Change in Control.

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         (g)      Term. The "Term" will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following: (a) the date which is the two-year anniversary of the occurrence of a Change of Control; (b) the date which is the three-year anniversary of the date of this letter indicated above if no Change of Control occurs between the date of this letter indicated above and such three-year anniversary; and (c) the first business day after the Date of Termination.

2.       Compensation and Benefits on Termination.

         (a) Termination by the Company for Cause or by You Other Than for Good Reason. If your service with the Company is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, and (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination (but no incentive bonus will be payable for the fiscal year in which termination occurs). In addition, to hold you harmless for the loss of certain benefits attached to your status as an employee, the Company will pay you the following amounts to the extent you would have been entitled to such amounts under your contract of employment had you remained an employee and payable when such amounts would have been payable: (i) if your service with the Company is terminated by the Company for Cause or by you other than for Good Reason before you have reached the age of 65, a non-compete indemnity equal to one half of your annual full base salary (not including your bonus), and (ii) if your service is terminated by the Company for Cause before you have reached age 65, a monthly unemployment indemnity equal to 57.4% of the amount which is four times the social security ceiling over a maximum period of thirty months. Neither the Company nor Manpower will have any further obligations to you.

         (b) Termination of Reason of Disability or Death. If your service with the Company terminates during the Term by reason of your disability or death, the Company will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination, and (iii) a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined under the criteria applicable to you for receipt of a bonus for such year (with any discretionary component to be based on your progress towards attainment of relevant performance goals for such component during the portion of the year you served), but prorated for the actual number of days of your service during such fiscal year, payable within forty-five days after the close of such fiscal year. Neither the Company nor Manpower will have any further obligations to you.

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         (c)      Termination for Any Other Reason.

                  (i) If, during the Term and either during a Protected Period or within two years after the occurrence of a Change of Control, your service with the Company is terminated for any reason not specified in Subsections 2(a) or (b), above, you will be entitled to the following:

                           (A) the Company will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                           (B) the Company will pay you your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination;

                           (C) the Company will pay you a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the largest annual bonus for the three fiscal years of the Company immediately preceding the Date of Termination (provided, however, that if the Date of Termination is before January 1, 2004, such amount will not be less than 50% of your annual base salary at the highest rate in effect during the Term), but prorated for the actual number of days you were employed during such fiscal year; and

                           (D) the Company will pay as a severance benefit to you a lump-sum payment equal to two times the sum of (1) your annual base salary at the highest rate in effect during the Term and (2) the amount of your largest annual bonus for the three fiscal years of the Company immediately preceding the Date of Termination (provided, however, that if the Date of Termination is before January 1, 2004, such amount will not be less than 50% of your annual base salary at the highest rate in effect during the Term).

                  (ii) If your service with the Company is terminated during the Term for any reason not specified in Subsection 2(a) or (b), above, and Subsection 2(c)(i) does not apply to the termination, you will be entitled to the following:

                           (A) the Company will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                           (B) the Company will pay you your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination;

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                           (C)      the Company will pay you a bonus for the
                                    fiscal year during which the Date of
                                    Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your service not terminated, determined under the criteria applicable to you for receipt of a bonus for such year (with any discretionary component to be based on your progress towards attainment of the relevant performance goals for such component during the portion of the year you served), but prorated for the actual number of days of your service during such fiscal year, payable within forty-five days after the close of such fiscal year; and

                           (D) the Company will pay a severance benefit to you equal to the amount of your annual base salary at the highest rate in effect during the Term plus an amount equal to your largest annual bonus for the three fiscal years of the Company immediately preceding the Date of Termination (provided, however, that if the Date of Termination is before January 1, 2004, such amount will not be less than 50% of your annual base salary at the highest rate in effect during the Term).

         (d) Payment. The payments provided for in Subsections 2(c)(i)(A) through (D) or 2(c)(ii)(A) and (B), above, will be made not later than the fifteenth business day following the Date of Termination. The bonus payment provided for in Subsection 2(c)(ii)(C) will be paid within forty-five days after the close of the fiscal year as provided in that subsection. The severance benefit provided for in Subsection 2(c)(ii)(D) will be paid in two equal installments, the first payable on the date that is six months after the Date of Termination and second on the first anniversary of the Date of Termination. If any of such payments is not made when due (hereinafter a "Delinquent Payment"), in addition to such principal sum, the Company will pay you interest on any and all such Delinquent Payments from the date due computed at the rate of 5 percent per annum, compounded monthly.

         (e) Release of Claims. Notwithstanding the foregoing, the Company will not pay you, and you have no right to receive, any benefit described in Subsections 2(c)(i)(D) or 2(c)(ii)(D), above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Company, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and Manpower and their past and current directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your service with the Company.

         (f) Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in

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                  Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Section 3, below, and upon your breach of any such obligations, you will immediately return to the Company the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3.       Nondisclosure, Nonsolicitation and Noncompetition Agreement.

         (a)      Nondisclosure.

                  (i) You will not, directly or indirectly, at any time during the term of your service with the Company or following your termination of such service, use for yourself or others or disclose to others except in the good faith performance of your duties for the Company any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are required to disclose the same by law and you promptly notify the Company of such disclosure. "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Company or to Manpower or any of its subsidiaries and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists.

                  (ii) Upon your termination of service with the Company, or at any other time upon request of the Company, you will promptly surrender to the Company, or destroy and certify such destruction to the Company, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

         (b) Nonsolicitation of Employees. You agree that you will not, at any time during the term of your service with the Company or during the one-year period following your termination of service with the Company, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of the Company, or has been such an employee within the three months preceding such action, to terminate his or her employment with the Company so as to accept employment elsewhere or to diminish or curtail the services such person provides to the Company.

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         (c)      Noncompetition.

                  (i) During the term of your service with the Company, you will not assist any competitor of the Company in any capacity.

                  (ii) During the one-year period which immediately follows the termination of your service with the Company, you will not, directly or indirectly, contact any customer or prospective customer of the Company with whom you have had contact on behalf of the Company during the two-year period preceding the Date of Termination or any customer or prospective customer about whom you obtained confidential information in connection with your service with the Company during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Company not to do business or to reduce such customer's business with the Company or divert any business from the Company.

                  (iii) During the one-year period which immediately follows the termination of your service with the Company, you will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to the Company during the term of your service with the Company, to any entity engaged in the business of providing temporary staffing services anywhere in France or any other country in which Manpower or its subsidiaries conduct business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $500,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Company and the customer contacts you developed while you served the Company and would involve the use and disclosure of confidential information pertaining to the Company.

         (d) Injunction. You recognize that irreparable and incalculable injury will result to the Company and its businesses and properties in the event of your breach of any of the restrictions imposed by this Section 3. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to the remedies set forth in Subsection 2(f), above, and any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

         (e)      Equitable Extension. The duration of any restriction in this
                  Section 3 will be extended by any period during which such restriction is violated by you.

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         (f)      Nonapplication. Notwithstanding the above, Subsection 3(c)
                  above, regarding noncompetition, will not apply if your employment with the Company is terminated by you for Good Reason or by the Company without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

4. Vesting of Options. Any unvested options you hold at the time of a Change of Control to purchase stock of Manpower will vest and become immediately exercisable at such time.

5. Nondisparagement. Upon your termination of employment with the Company for any reason, the Company agrees to maintain a positive and constructive attitude and demeanor toward you, and agrees to refrain from making any derogatory comments or statements of a negative nature about you. Upon your termination of employment with the Company for any reason, you agree to maintain a positive and constructive attitude and demeanor toward the Company and Manpower and its subsidiaries, and agree to refrain from making derogatory comments or statements of a negative nature to anyone about the Company, Manpower and its subsidiaries, or their respective officers, directors, shareholders, agents, partners, representatives as employees.

6. Successors; Binding Agreement. This letter agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

7. Notice. Any notice to be given by the Company under this letter may be given on behalf of the Company by the Chief Executive Officer of Manpower. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, when sent by confirmed telecopy, or one day after deposit with an overnight courier, properly addressed to the other party and specifying next day delivery, with written verification of receipt.

8. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain in service with the Company or affect the right of the Company to terminate such service at any time for any reason or no reason, with or without cause, subject to the obligations of the Company as set forth herein.

9. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

10. Withholding. The Company shall be entitled to withhold from amounts to be paid to you hereunder any taxes or charges which it is, from time to time, required to withhold under applicable law.

11. Previous Agreement. This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your service with the Company or the termination of such service, and any such agreements or understandings shall, as of the date of your acceptance, have no further force or effect.

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12.      Substantive Law. The substantive law applicable to this letter will be
         French law. You and the Company each agree that if you or the Company will commence any suit, action or other legal proceeding which in any way relates to the subject matter of this letter, such suit, action or proceeding will be commenced in a French court having jurisdiction and you and the Company hereby irrevocably consent to the jurisdiction of such court in any such suit, action or proceeding and waive any objection to which you or the Company may have to the venue of any such suit, action or proceeding in any such court.

         If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                               Sincerely,

                               MANPOWER FRANCE S.A.S.

                               By: /s/Jean-Pierre Lemonnier
                                   ---------------------------------------------
                                   Jean-Pierre Lemonnier, President

                               MANPOWER INC.

                               By: /s/Jeffrey A. Joerres
                                   ---------------------------------------------
                                   Jeffrey A. Joerres, President and
                                   Chief Executive Officer

Agreed as of the 1st day of September, 2003.

/s/Jean-Pierre Lemonnier
-----------------------------------
Jean-Pierre Lemonnier

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